Exhibit 99.1

Twitter Reports First Quarter 2015 Results;

Lowers Full-Year 2015 Expectations

SAN FRANCISCO, Calif. – April 28, 2015 – Twitter, Inc. (NYSE: TWTR) today announced financial results for the quarter ended March 31, 2015, and outlined lower 2015 expectations.

•

Q1 revenue of $436 million, up 74% year-over-year, slightly below the previously forecast range of $440 million to $450 million. Excluding the impact of year-over-year changes in foreign exchange rates, total revenue would have increased 80%.

•	Q1 net loss of $162 million and non-GAAP net income of $47 million
•	Q1 GAAP EPS of ($0.25) and non-GAAP EPS of $0.07
•	Q1 adjusted EBITDA of $104 million, above the previously forecast range of $89 million to $94 million, representing an adjusted EBITDA margin of 24%

Twitter’s first quarter revenues were affected by a lower-than-expected contribution from its newer direct response products. The Company expects this revenue impact to continue for the remainder of the fiscal year as outlined in the outlook section below.

“While we exceeded our EBITDA target for the first quarter, revenue growth fell slightly short of our expectations due to lower-than-expected contribution from some of our newer direct response products,” said Dick Costolo, CEO of Twitter.  "It is still early days for these products, and we have a strong pipeline that we believe will drive increased value for direct response advertisers in the future. We remain confident in our strategy and in Twitter’s long-term opportunity, and our focus remains on creating sustainable shareholder value by executing against our three priorities: strengthening the core, reducing barriers to consumption and delivering new apps and services.”

In addition, Twitter made two announcements today aimed at strengthening its direct response capabilities:

•

Twitter announced that it has entered into a definitive agreement to acquire TellApart, Inc., a leading marketing technology company providing retailers and e-commerce advertisers with unique cross-device retargeting capabilities through dynamic product ads and email marketing.

•

Twitter also announced a partnership with Google’s DoubleClick platform to improve advertising performance measurement and attribution for Twitter direct response marketers. As part of the partnership, Twitter will also make its inventory available through the DoubleClick Bid Manager, making it easier for clients who prefer to centralize their buying through DBM to create and manage campaigns on Twitter.

First Quarter 2015 Financial Summary

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
GAAP Results
Revenue	$435,939	$250,492
Net loss	$(162,442)	$(132,362)
Diluted net loss per share	$(0.25)	$(0.23)
Non-GAAP Results
Adjusted EBITDA	$104,053	$36,949
Non-GAAP net income	$46,508	$183
Non-GAAP diluted net income per share	$0.07	$0.00

For information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

First Quarter 2015 Operational and Product Highlights

Monthly Active Users – Average Monthly Active Users (MAUs) were 302 million for the first quarter, up 18% year-over-year and compared to 288 million in the previous quarter. Average Mobile MAUs represented approximately 80% of total MAUs.

Consumer Products – Twitter launched new native video functionality that allows people to capture, edit and share videos right from within the Twitter app. Other consumer product releases included a recap feature, marked with a “While you were away” heading, that surfaces at the top of the Timeline with some of the best Tweets people may have missed from accounts they follow; Instant Timelines, which provide new users with a personalized timeline of Tweets right from sign-up; and group Direct Messaging, which lets people expand private conversations from one other participant to as many as 30.

Advertising Products –Twitter added a new analytics homepage and a quick promote feature to make it easier for small and medium-sized businesses (SMBs) to get their best content in front of more potential customers. Other new advertising products included targeting through more than 1,000 partner audiences and enhanced conversion tracking for performance marketers on web.

Partnerships – Twitter announced ad syndication deals with Flipboard and Yahoo Japan to extend the reach of Promoted Tweets to a larger audience on these third-party properties. Twitter also announced a partnership with Google to make Twitter content easier to find through real-time searches.

Developers – Twitter’s mobile developer conference, Flight, kicked off its world tour with events held in 17 cities across the U.S. and Europe. In addition, Twitter introduced several updates to the Digits module within its world-class Fabric software developer kit, which include a sign-up for web, friend-finding features, and 2-step verification to give users added security when logging in.

Acquired Companies – Twitter acquired Periscope, a new app that lets users stream and experience live video from their mobile phones, and Niche, a provider of software, community and monetization services for creative content creators. Twitter also announced it agreed to acquire ZipDial, a mobile platform that combines SMS, voice, mobile web and access to mobile apps to bridge users from offline to online.

First Quarter 2015 Financial Highlights

Revenue – Revenue for the first quarter of 2015 totaled $436 million, an increase of 74% compared to $250 million in the same period in 2014. Excluding the impact of year-over-year changes in foreign exchange rates, total revenue would have increased 80%.

•	Advertising revenue totaled $388 million, an increase of 72% year-over-year. Excluding the impact of year-over-year changes in foreign exchange rates, advertising revenue would have increased 78%.
•	Mobile advertising revenue was 89% of total advertising revenue.
•	Data licensing and other revenue totaled $48 million, an increase of 95% year-over-year.
•	International revenue totaled $147 million, an increase of 109% year-over-year.
•	International revenue was 34% of total revenue.

Net loss – GAAP net loss was $162 million for the first quarter of 2015 compared to $132 million in the same period in 2014. GAAP net loss for the first quarter of 2015 included $183 million of stock-based compensation expense.

Adjusted EBITDA – Adjusted EBITDA was $104 million for the first quarter of 2015, an increase of 182% compared to $37 million in the same period in 2014.

Non-GAAP net income – Non-GAAP net income was $47 million for the first quarter of 2015 compared to $0.2 million in the same period in 2014.

EPS – Basic and diluted GAAP EPS was ($0.25) for the first quarter of 2015 compared to ($0.23) in the same period in 2014.

Non-GAAP diluted EPS – Non-GAAP diluted EPS was $0.07 for the first quarter of 2015 compared to $0.00 in the same period in 2014.

Capital expenditures – Purchases of property and equipment for the first quarter of 2015 were $68 million. Additionally, $5 million of equipment purchases were financed through capital leases during the first quarter of 2015.

Cash, cash equivalents and marketable securities – As of March 31, 2015, cash, cash equivalents, and marketable securities were approximately $3.6 billion, compared to $3.6 billion as of December 31, 2014.

Outlook

Twitter’s outlook for the second quarter of 2015 is as follows:

•	Revenue is projected to be in the range of $470 million to $485 million.
•	Adjusted EBITDA is projected to be in the range of $97 million to $102 million.
•

Stock-based compensation expense is projected to be in the range of $190 million to $200 million, excluding the impact of equity awards that may be granted in connection with potential future acquisitions.

Twitter’s outlook for the full year of 2015 is as follows:

•	Revenue is projected to be in the range of $2.170 billion to $2.270 billion.
•	Adjusted EBITDA is projected to be in the range of $510 million to $535 million.
•	Capital expenditures are projected to be in the range of $500 million to $650 million.
•

Stock-based compensation expense is projected to be in the range of $750 million to $790 million, excluding the impact of equity awards that may be granted in connection with potential future acquisitions.

Note that Twitter’s outlook for the second quarter and full year of 2015 reflects foreign exchange rates as of April 15, 2015 and the impact expected from Twitter's acquisition of TellApart, which is expected to close on or around June 1, 2015.  The TellApart acquisition is subject to various closing conditions, including regulatory review, and there is no guarantee the transaction will close by June 1, 2015.

Webcast and Conference Call Details

Twitter will host a conference call today, Tuesday, April 28, 2015, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss financial results. Questions submitted via Twitter, directed to @TwitterIR, using the hashtag #TWTRearnings will be considered during the Q&A portion of the conference call in addition to questions submitted by conference call participants. A live webcast of the conference call, Twitter’s financial results and supplemental slides will be accessible from the Investor Relations page of Twitter’s website at investor.twitterinc.com. A replay will be archived and accessible at the same website after the conference call. Twitter has used, and intends to continue to use, its Investor Relations website (investor.twitterinc.com), as well as certain Twitter accounts (@dickc, @twitter and @twitterIR), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Twitter, Inc.

Twitter (NYSE: TWTR) is a global platform for public self-expression and conversation in real time. By developing a fundamentally new way for people to create, distribute and discover content, we have democratized content creation and distribution, enabling any voice to echo around the world instantly and unfiltered. The service can be accessed at Twitter.com, via the Twitter mobile application and via text message. Available in more than 35 languages, Twitter has 302 million monthly active users. For more information, visit discover.twitter.com or follow @twitter.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Twitter’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, Twitter’s strategies and business plans, Twitter’s expectations regarding revenue contributions from new direct response products, Twitter’s expectations regarding its MAUs, revenue, adjusted EBITDA, capital expenditures and stock-based compensation expense for the second quarter and full year 2015, the expected completion of the TellApart acquisition, the time frame in which the acquisition will occur and the expected impact of the TellApart acquisition. Twitter’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that:  Twitter’s user base and engagement do not continue to grow; Twitter’s new products do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Twitter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission on March 2, 2015. Additional information will also be set forth in Twitter’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. The forward-looking statements in this press release are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter’s financial information presented in accordance with generally accepted accounting principles in the United States, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenue excluding foreign exchange effect and advertising revenue excluding foreign exchange effect, adjusted EBITDA, non-GAAP net income (loss), adjusted EBITDA margin and non-GAAP EPS. Twitter defines adjusted EBITDA as net loss adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expenses and provision (benefit) for income taxes; and Twitter defines non-GAAP net income (loss) as net loss adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes and the income tax effects related to acquisitions.  Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Twitter uses the non-GAAP financial measures of adjusted EBITDA, non-GAAP net income (loss), adjusted EBITDA margin and non-GAAP EPS in evaluating its operating results and for financial and operational decision-making purposes.  Twitter believes that adjusted EBITDA, non-GAAP net income (loss), adjusted EBITDA margin and non-GAAP EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses that we exclude in adjusted EBITDA, non-GAAP net income (loss), adjusted EBITDA margin and non-GAAP EPS. Twitter also believes that adjusted EBITDA, non-GAAP net income (loss), adjusted EBITDA margin and non-GAAP EPS provide useful information about its operating results, enhance the overall understanding of Twitter’s past performance and future prospects and allow for greater transparency with respect to key metrics used by Twitter’s management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance.  Twitter translated revenue for the three months ended March 31, 2015 using the prior year’s monthly exchange rates for our settlement currencies other than the U.S. dollar, which Twitter believes is a useful metric that facilitates comparison to our historical performance. Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter’s operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter’s core business operating results over multiple periods with other companies in its industry.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

For future periods, Twitter is unable to provide a reconciliation of adjusted EBITDA to net loss as a result of the uncertainty regarding, and the potential variability of, depreciation and amortization expense, interest and other expenses and provision (benefit) for income taxes, that are expected to be incurred in the future.

Contacts

Investors:
Dave Rivinus

ir@twitter.com

Press:
Jim Prosser

jprosser@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$1,607,405	$1,510,724
Short-term investments	1,949,803	2,111,154
Accounts receivable, net	415,479	418,454
Prepaid expenses and other current assets	221,404	215,521
Total current assets	4,194,091	4,255,853
Property and equipment, net	599,751	557,019
Intangible assets	99,317	105,011
Goodwill	702,699	622,570
Other assets	47,559	42,629
Total assets	$5,643,417	$5,583,082
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$48,384	$53,241
Accrued and other current liabilities	239,963	228,233
Capital leases, short-term	105,948	112,320
Total current liabilities	394,295	393,794
Convertible notes	1,395,113	1,376,020
Capital leases, long-term	99,693	118,950
Deferred and other long-term tax liabilities, net	26,077	24,706
Other long-term liabilities	41,142	43,209
Total liabilities	1,956,320	1,956,679
Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	5,464,938	5,208,870
Accumulated other comprehensive loss	(42,956)	(10,024)
Accumulated deficit	(1,734,888)	(1,572,446)
Total stockholders’ equity	3,687,097	3,626,403
Total liabilities and stockholders’ equity	$5,643,417	$5,583,082

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenue	$435,939	$250,492
Costs and expenses
Cost of revenue	143,475	85,503
Research and development	189,746	149,391
Sales and marketing	183,557	106,235
General and administrative	65,777	38,734
Total costs and expenses	582,555	379,863
Loss from operations	(146,616)	(129,371)
Interest expense	(24,319)	(3,102)
Other income (expense), net	9,125	1,333
Loss before income taxes	(161,810)	(131,140)
Provision (benefit) for income taxes	632	1,222
Net loss	$(162,442)	$(132,362)
Net loss per share:
Basic and diluted	$(0.25)	$(0.23)
Weighted-average shares used to compute net loss per share:
Basic and diluted	640,464	570,205

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net loss	$(162,442)	$(132,362)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	67,864	39,951
Stock-based compensation expense	182,805	126,369
Amortization of discount on convertible notes	16,638	—
Provision for bad debt	2,792	778
Deferred income tax benefit	(1,942)	10
Amortization of investment premium and other	(6,411)	2,255
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(4,159)	8,861
Prepaid expenses and other assets	(2,640)	(30,415)
Accounts payable	(1,714)	(303)
Accrued and other liabilities	1,390	27,539
Net cash provided by operating activities	92,181	42,683
Cash flows from investing activities
Purchases of property and equipment	(67,735)	(49,620)
Purchases of marketable securities	(729,793)	(470,750)
Proceeds from maturities of marketable securities	712,405	477,333
Proceeds from sales of marketable securities	178,631	168,138
Changes in restricted cash	(3,362)	(12,138)
Business combinations, net of cash acquired	(28,927)	—
Other investing activities	(2,000)	—
Net cash provided by investing activities	59,219	112,963
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(6,174)	(15,140)
Repayments of capital lease obligations	(33,546)	(21,521)
Proceeds from exercise of stock options	3,749	1,350
Other financing activities	—	(1,162)
Net cash used in financing activities	(35,971)	(36,473)
Net increase in cash and cash equivalents	115,429	119,173
Foreign exchange effect on cash and cash equivalents	(18,748)	572
Cash and cash equivalents at beginning of period	1,510,724	841,010
Cash and cash equivalents at end of period	$1,607,405	$960,755
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$57,679	$—
Equipment purchases under capital leases	$4,821	$16,957
Changes in accrued equipment purchases	$12,360	$11,051

TWITTER, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Non-GAAP net income and net income per share:
Net loss	$(162,442)	$(132,362)
Stock-based compensation expense	182,805	126,369
Amortization of acquired intangible assets	10,795	6,176
Non-cash interest expense related to convertible notes	16,638	—
Income tax effects related to acquisitions	(1,288)	—
Non-GAAP net income	$46,508	$183
GAAP diluted shares	640,464	570,205
Dilutive equity awards (1)	47,127	111,787
Non-GAAP diluted shares	687,591	681,992
Non-GAAP diluted net income per share	$0.07	$0.00
Adjusted EBITDA:
Net loss	$(162,442)	$(132,362)
Stock-based compensation expense	182,805	126,369
Depreciation and amortization expense	67,864	39,951
Interest and other expense, net	15,194	1,769
Provision for income taxes	632	1,222
Adjusted EBITDA	$104,053	$36,949
Stock-based compensation expense by function:
Cost of revenue	$12,886	$9,831
Research and development	103,036	78,318
Sales and marketing	42,658	27,801
General and administrative	24,225	10,419
Total stock-based compensation expense	$182,805	$126,369
Amortization of acquired intangible assets by function:
Cost of revenue	$8,201	$4,140
Research and development	64	140
Sales and marketing	2,530	1,896
General and administrative	—	—
Total amortization of acquired intangible assets	$10,795	$6,176

(1)

Gives effect to potential common stock instruments such as stock options, RSUs, unvested restricted stock and warrant. There is no dilutive effect of the notes nor of the related hedge and warrant transactions.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenue and advertising revenue excluding foreign exchange effect:
Revenue	$436	$250
Foreign exchange effect on 2015 revenue using 2014 rates	15
Revenue excluding foreign exchange effect	$451
Revenue year-over-year change percent	74%
Revenue excluding foreign exchange effect year-over-year change percent	80%

Advertising revenue	$388	$226
Foreign exchange effect on 2015 advertising revenue using 2014 rates	15
Advertising revenue excluding foreign exchange effect	$403
Advertising revenue year-over-year change percent	72%
Advertising revenue excluding foreign exchange effect year-over-year change percent	78%